July 15, 1998




Mr. Timothy M. Davis
334 Pine Creek Avenue
Fairfield, CT 06430


Dear Tim:

This will confirm that if American Color Graphics, Inc. ("ACG") terminates your employment without cause, ACG shall continue to pay you your then current base salary and maintain all your then current benefits (to the extent allowed under the applicable benefit plans) for a period of three years following your termination. In such event, ACG shall also pay you a pro rata portion of the bonus to which you would have been entitled for the year of termination had you been employed for the entire year, which bonus shall be payable at the time bonuses are paid to ACG executives generally. You shall not be required to mitigate the amount of any payment provided for above and such payments will not be reduced in the event you obtain other employment The term "Cause" shall mean the termination of your employment hereunder in the event of your (i) conviction of any crime or offense involving money or other property of ACG or any felony,
(ii) willful and unreasonable refusal to substantially perform your duties hereunder, (iii) competition with ACG, or (iv) gross negligence in the conduct of your duties; provided, however, no termination shall be deemed for "Cause" under clauses (ii), (iii) or (iv) unless you shall have first received written notice from ACG advising you of the acts or omissions that constitute the basis for termination and you fail to correct the acts or omissions complained of within 20 business days following receipt of such notice. Your employment shall be deemed to have been terminated "without cause" if you terminate your employment after ACG causes any of the following events to occur: (i) a decrease in your base salary or a failure to pay you material compensation due and payable to you in connection with your employment; (ii) a material diminution of your responsibilities or title; or (iii) you are required to be based at any office or location more than 25 miles from your current principal employment location.

For so long as you are employed by ACG, and continuing for three years thereafter, you shall not, without the prior written consent of ACG, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than ACG: (i) render any service to or in any way be affiliated with a competitor (or any person or entity that is reasonably anticipated (to the general knowledge of you or the public) to become a competitor) of ACG; (ii) solicit or endeavor to entice away from ACG any person or entity who is, or, during the then most recent 12-month period, was employed by, or had served as an agent or key consultant of, ACG; or (iii) solicit or endeavor to entice away from ACG any person or entity who is, or was within the then most recent 12-month period, a customer or client (or reasonably anticipated (to the general knowledge of you or the public) to become a customer or client) of ACG.



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                                                                   July 15, 1998
                                                                          Page 2



You covenant and agree with ACG that you will not at any time, except in performance of your obligations to ACG hereunder or with the prior written consent of ACG, directly or indirectly, disclose any secret or confidential information that you may learn or have learned by reason of your association with ACG. The term "confidential information" includes information not previously disclosed to the public or to the trade by ACG's management, or otherwise in the public domain, with respect to ACG's products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures manuals, confidential reports, product price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of ACG's products), business plans, prospects or opportunities, but shall exclude any information which (i) is or becomes available to the public or is generally known in the industry or industries in which ACG operates other than as a result of disclosure by you in violation of your agreements under this paragraph or (ii) you are required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law.

All references to "ACG" include its divisions, subsidiaries and affiliates.

If the foregoing meets with your approval, please sign and return the enclosed copy of this letter to the undersigned.

                               Sincerely,

                               AMERICAN COLOR GRAPHICS, INC.



                               By:            /s/ Stephen M. Dyott
                                   ---------------------------------------------
                                                  Stephen M. Dyott
                                  Chairman & Chief Executive Officer & President




ACCEPTED AND AGREED TO:

 /s/ Timothy M. Davis
--------------------------------
     Timothy M. Davis